Exhibit 99.1

Press Release

For Immediate Release

Overland Storage Posts Record Fiscal 2004 Results

Annual Revenue Climbs 22 Percent; Net Income Grows 59 Percent

SAN DIEGO – Aug. 13, 2004 – Overland Storage Inc. (NasdaqNM: OVRL) today announced results for its fourth quarter and fiscal year ended June 30, 2004. Record levels were achieved for annual revenue, net income and earnings per share.

Revenue for the fiscal 2004 fourth quarter was $55.0 million compared with $56.5 million for the same period last year. Net income for the fourth quarter was $2.1 million, or $0.14 per diluted share, compared with $3.3 million, or $0.25 per diluted share, for the fiscal 2003 fourth quarter. Pro forma net income for the fourth quarter of fiscal 2004, excluding the non-cash amortization resulting from the June 2003 acquisition of Okapi Software Inc. that is charged to cost of goods sold, was $2.4 million, or $0.16 per diluted share. Pro forma results are presented to provide a more complete view of the company’s financial results in light of the launch of new products during fiscal 2004 resulting from the acquisition of Okapi. See “Non-GAAP Financial Measures” below.

Revenue for fiscal year 2004 increased 22 percent to $238.1 million from $195.9 million last year. Net income for the year jumped 59 percent to $10.6 million, or $0.74 per diluted share, from $6.7 million, or $0.54 per diluted share, in the prior year. Pro forma net income for fiscal 2004 was $11.8 million, or $0.82 per diluted share.

The per share calculation reflects an increase of 2.1 million shares resulting from new shares issued in conjunction with the company’s May 2003 private stock placement, additional shares issued as partial consideration for the Okapi acquisition, and the exercise of employee stock options.

“Our solid performance for fiscal 2004 reflects the ongoing demand for Overland’s back-up technology and the leadership position the company has established among OEM and branded channel customers. This represents our twenty-fourth consecutive year of record revenue and our third consecutive year of record earnings per share. In fiscal 2004, our OEM business grew 22 percent compared to the prior year and our branded channel business climbed 21 percent,” said Christopher Calisi, president and chief executive officer.

He emphasized the continuing benefit and contribution Overland has realized through its acquisition of Okapi in June 2003, with three new disk-based backup appliance products launched in fiscal 2004, and increasing traction in this emerging market. “Overland has established itself as the leader in the iSCSI-based backup appliance sector. In fact, earlier this week the company was recognized by Enterprise Strategy Group (ESG) as having shipped more units and terabytes of iSCSI-based disk-to-disk backup appliances in 2004 than any other vendor in the industry. We intend to leverage this leadership position and deliver a steady stream of increasingly sophisticated appliances that our customers can seamlessly integrate to protect their digital assets,” Calisi said.

“Fourth quarter performance did not meet our expectations due primarily to a reduced level of sales to our largest OEM customer. We did benefit from strong sales to our second largest OEM customer and better than expected royalty revenue. These strengths helped offset seasonal softness in our Asia Pacific OEM business, as well as some end-of-quarter softness in our branded channel. Despite the macro economic issues that affected this quarter, we are optimistic that we will be able to generate another year of record revenue and earnings in fiscal 2005,” Calisi added.

He noted that the technology shift relating to disk-based backup is beginning to gain momentum, with the advent of low-cost serial ATA disk and iSCSI interconnect technology fueling the shift. Additionally, IT departments are facing the need to accelerate both backups and restores. “Customers are looking for near-line appliances with software intelligence that store and protect critical data on disk and can quickly move that data to tape for more permanent and removable storage,” Calisi said.

He highlighted Overland’s REO family of products as designed to address this need. “REO is a mid-range solution that can be incorporated into any network computing environment and can complement any tape automation system. Overland sold more than three and one half times as many REO units in our fourth fiscal quarter than in the immediately preceding third quarter, and we believe this demonstrates the industry’s strong acceptance of our products and this new technology,” Calisi emphasized.

“Overland’s corporate strategy is to further establish our leadership position in the mid-range tape automation market, while expanding our new disk-based backup business supported by a wide array of new solutions. In the current data protection market, disk is complementary to tape automation and presents a great opportunity for us. The higher software content in disk-based appliances as compared to tape libraries should enable us to capture higher margins. Additionally, the disk business will enable Overland to diversify its customer base, an important strategic goal for future growth,” Calisi said.

He added that to develop this business, Overland is increasing its investment in research and development, including expansion of its software development team. Additionally, the new products will be supported by higher levels of sales and marketing. “Though these initiatives will impact our profitability in the near term,” stated Calisi, “we believe they will help Overland become a stronger, more diversified and larger company.”

Forward Guidance

The company noted that its guidance considers the current economic conditions and constrained IT spending environment. Management expects rapid growth in its disk-based appliance business that should contribute 8 percent of fiscal 2005 total revenue. This will improve gross margins, which are expected to reach 30 percent by the fourth fiscal quarter.  The focus and increased investment on R&D will result in a 38 percent rise in R&D expense for the year, and total operating expenses are expected to grow 19 percent over fiscal 2004. Total revenue for the year is expected to grow approximately 10 percent and GAAP earnings per share are expected to increase approximately 12 percent. The company also noted that, consistent with its stated plan, it would discontinue the presentation of pro forma earnings beginning with the first quarter of fiscal 2005.

Revenue in the fiscal year 2005 first quarter is expected to be approximately $56.6 million.  Operating expenses are planned to grow sequentially in the first quarter by approximately $2.1 million, reflecting increased R&D, sales and marketing expenses. Net income for the first quarter is estimated to be $0.06 per diluted share.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Pro Forma Consolidated Statement of Operations that excludes the non-cash amortization of the $9.0 million intangible asset (including the gross-up effect related to deferred taxes) that arose from the June 2003 acquisition of Okapi. The intangible is being amortized to cost of goods sold over five years, the estimated life of the acquired products. Overland did not begin shipping the products gained from the acquisition until August 2003, but sales of these products grew sequentially during the four quarters of fiscal year 2004. Because GAAP requires that the intangible asset be amortized at a minimum on a straight-line basis commencing immediately upon acquisition, the combined amortization and product cost in each of the four quarters of fiscal year 2004 exceeded the revenue generated by the product, thereby resulting in a negative gross profit for the product line and a depression of the company’s overall gross margin. During the product introduction ramp-up that occurred throughout fiscal year 2004, management evaluated the performance of this new product line excluding the amortization charge, and allocated resources based on such evaluation. The company believes that the pro forma results provide useful information to investors concerning Overland’s operating results, and permit a more meaningful comparison to historical financial results, which did not include amortization charges. The company considered the capital costs of the acquisition when it modeled the expected benefits, and noted that revenues from the product increased by the end of fiscal year 2004 to a level sufficient to generate a more normalized product gross margin on a GAAP basis in fiscal 2005. Accordingly, the company intends to discontinue reporting pro forma results beginning in fiscal 2005. Reconciliations of GAAP net income to pro forma net income and GAAP to pro forma per share results are provided in a table immediately following the Pro Forma Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and do not therefore present the full measure of the company’s recorded costs against its revenues. Accordingly, these pro forma results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

For more than 20 years, Overland Storage has delivered world-class data protection solutions designed to ensure business continuity. Focused on backup and recovery, Overland’s data protection solutions are designed for entry-level and midrange computing environments. These include the REO family of disk-based backup and recovery appliances and the award-winning NEO Series of tape libraries. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers.  For more information, visit Overland’s website at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “expects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include difficulty of predicting sales to the company’s major OEM customer, technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of new product introductions by the company, including the launch of the company’s new REO products, its competitors or its licensees, the timing and amount of licensing royalties, general competition and price pressures in the marketplace, the company’s ability to control costs and expenses and economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Webcast:  A live audio Webcast of Overland’s management conference call discussing fourth quarter 2004 results and the outlook for fiscal 2005 will be held beginning at 10:30 a.m. EDT, Aug. 13, 2004, and will be posted at www.overlandstorage.com. Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s Web site.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

cbond@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net revenues	$55,031	$56,532	$238,139	$195,881
Cost of revenues	39,793	40,379	173,485	141,863
Gross profit	15,238	16,153	64,654	54,018

Operating expenses:
Sales and marketing	7,858	6,981	30,848	26,700
Research and development	1,817	1,737	7,259	7,376
General and administrative	2,590	2,427	10,949	9,632
Total expenses	12,265	11,145	49,056	43,708

Operating income	2,973	5,008	15,598	10,310
Interest income, net	165	107	533	215
Other income (loss), net	4	(123)	68	(332)
Income before income taxes	3,142	4,992	16,199	10,193
Income taxes	1,069	1,717	5,574	3,511
Net income	$2,073	$3,275	$10,625	$6,682

Earnings per share:
Basic	$0.15	$0.27	$0.79	$0.59
Diluted	$0.14	$0.25	$0.74	$0.54

Shares used in computing earnings per share:
Basic	13,673	12,042	13,384	11,318
Diluted	14,427	13,261	14,404	12,314

OVERLAND STORAGE, INC.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Net revenues	$55,031	$56,532	$238,139	$195,881
Cost of revenues	39,344	40,379	171,689	141,863
Gross profit	15,687	16,153	66,450	54,018

Operating expenses:
Sales and marketing	7,858	6,981	30,848	26,700
Research and development	1,817	1,737	7,259	7,376
General and administrative	2,590	2,427	10,949	9,632
Total expenses	12,265	11,145	49,056	43,708

Operating income	3,422	5,008	17,394	10,310
Interest income, net	165	107	533	215
Other income (loss), net	4	(123)	68	(332)
Income before income taxes	3,591	4,992	17,995	10,193
Income taxes	1,224	1,717	6,194	3,511
Net income	$2,367	$3,275	$11,801	$6,682

Earnings per share:
Basic	$0.17	$0.27	$0.88	$0.59
Diluted	$0.16	$0.25	$0.82	$0.54

Shares used in computing earnings per share:
Basic	13,673	12,042	13,384	11,318
Diluted	14,427	13,261	14,404	12,314

A reconciliation between net income on a GAAP basis and pro forma net income is as follows:

GAAP net income	$2,073	$3,275	$10,625	$6,682
Amortization of purchased intangible assets	449	—	1,796	—
Income tax effect	(155)	—	(620)	—
Pro forma net income	$2,367	$3,275	$11,801	$6,682

A reconciliation between diluted earnings per share on a GAAP basis and pro forma diluted earnings per share is as follows:

GAAP net income	$0.14	$0.25	$0.74	$0.54
Amortization of purchased intangible assets	0.03	—	0.12	—
Income tax effect	(0.01)	—	(0.04)	—
Pro forma net income	$0.16	$0.25	$0.82	$0.54

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	June 30, 2004	June 30, 2003
	(Unaudited)
ASSETS
Cash and equivalents	$58,422	$55,020
Short term investments	11,235	—
Accounts receivable, net	31,424	31,850
Inventories	16,163	19,262
Other current assets	11,323	6,812
Total current assets	128,567	112,944
Property, plant and equipment, net	7,945	8,171
Other assets	7,514	9,807
Total assets	$144,026	$130,922

LIABILITIES & EQUITY
Current liabilities	$25,460	$28,618
Long-term debt	—	3,026
Other long-term liabilities	5,052	6,014
Shareholders’ equity	113,514	93,264
Total liabilities and equity	$144,026	$130,922